Exhibit 10.30

World Headquarters

July 20, 2011

D. William Pumphrey, Jr.

4769 Aljoann Road

Brighton, Michigan 48116

Dear Bill:

On behalf of Cooper-Standard Automotive, I am pleased to offer you the position of President North America, located in the company’s world headquarters in Novi, Michigan and reporting to Keith Stephenson, the company’s Chief Operating Officer. We will anticipate your employment commencing on Tuesday August 16, 2011. The following outlines the key terms of our offer to you.

Base Salary. Your base salary will be $475,000 per year, paid bi-weekly, less deductions and withholdings required by law.

Signing Bonus. You will be eligible to receive a onetime signing bonus in the amount of $300,000, to be paid on your first pay date with the company.

Annual Incentive Plan. You will be eligible to participate in the company’s Annual Incentive Plan. Your target incentive for 2011 will equal 65% of your annual base salary prorated based on your hire date. Bonus payouts will be dependent on the achievement of EBITDA targets established for each year for the North American division (60%) and for Cooper Standard Automotive in total (40%). For the performance year 2011 your incentive payment will be guaranteed to be a minimum of $115,000, with the potential to earn up to the maximum incentive amount according to the plan if financial targets for the year are exceeded.

Long Term Incentive Plan (LTIP). You will also be a participant in the company’s Long-Term Incentive Plan, which provides for grants to participating executives (typically annually) of cash Performance Awards based on the achievement of financial objectives (typically relating to operating cash flow) over time (typically three-year periods).

You will be eligible for a target LTIP award in the amount of $165,000 for the 2011-2013 performance period (payable in March 2014), which we expect will be granted by the Board of Directors in August.

Both the annual incentive and L TIP awards are based on formulae that allow for payouts ranging from no payment to two times the target amounts, depending on actual results.

39550 Orchard Hill Place • Novi, Michigan 48375 • Phone: (248) 596-6019 • Fax: (248) 596-6535

World Headquarters

Stock Based Incentive Awards. In addition to participation in the company’s short and long term incentive plans, under the company’s omnibus incentive plan you will be eligible to receive stock based incentive awards. Subject to final approval by the Board of Directors, you will receive a regular 2011 grant of 8,700 Options and with a strike price equal to the fair market value of the company’s shares on the date of grant and cliff vesting after three years. Additionally, you will receive a onetime initial grant of 25,000 Options with a strike price equal to the fair market value of the company’s shares on the date of grant, and 23,000 Restricted Stock Options, both vesting in equal increments over three years. Stock Based Incentive Awards are subject to the terms of the 2011 Omnibus Incentive Plan and individual award agreements.

Benefits. Coverage under the company’s Health & Well-Being benefit program for yourself and your eligible dependents will commence upon the first day of the month following your hire date.

Eligibility to participate in the company’s 401(k) Enhanced Investment Savings Plan will commence upon your first day of employment. The plan provides a “base contribution” of 3% to 5% depending on your age plus years of service, regardless of whether or not you contribute your own money. In addition, the Plan provides a fixed Company match of 40 cents for each dollar you contribute up to 5% of your pay, for a total potential match equal to 2% of your pay. The Company may also make additional discretionary contributions depending on Company performance.

Additionally you will be eligible to participate in the company’s Supplemental Executive Retirement Plan. The plan compensates for the loss of retirement benefits under the Enhanced Investment Savings Plan, as a result of certain limitations imposed by Internal Revenue Code. Under this plan you will be entitled to a benefit equal to 1.5 times the rate of company contributions made on your behalf under the Enhanced Investment Savings Plan, but calculated without regard to limits.

In all cases, eligibility and benefits provided are governed by the terms of the applicable plan documents and may be modified from time to time at the company’s discretion and in accordance with the law.

Vacation. The company’s vacation eligibility runs on a calendar year and vacation days are accrued on a monthly basis. For the 2011 calendar year you will be eligible for 7 days of prorated paid vacation. For the calendar year 2012 you will be eligible for 20 days of paid vacation.

Company Car. You will be eligible to participate in the company’s leased vehicle program at the Executive level. The selection options and terms of the program will be more clearly outlined after commencement of employment.

Executive Severance Pay Plan. Under the company’s Executive Severance Pay Plan you will be eligible to receive 18 months severance pay if your employment is terminated by the

39550 Orchard Hill Place • Novi, Michigan 48375 • Phone: (248) 596-6019 • Fax: (248) 596-6535

World Headquarters

Company without Cause, or if you terminate your employment for Good Reason, and 24 months severance pay if your employment is terminated by the Company without Cause, or if you terminate your employment for Good Reason after a Change Of Control.

Non-Competition, Nondisclosure and Patent Assignment Agreement. As a condition of your employment and prior to your commencement of work as an employee, you must sign the company’s Non-competition, Nondisclosure and Patent Assignment Agreement, a copy of which is attached to this letter for your information and review.

This offer is contingent upon successful pre-employment health screening, pre-employment drug screening and the presentation to the Human Resources Department of employment authorization and personal identification documents as required by the Immigration Reform and Control Act of 1986.

You agree that if you are employed by Cooper-Standard Automotive Inc. that the employment relationship is “at-will” which means that either the Company or you may terminate the employment relationship at any time with or without cause or notice.

The terms and conditions set forth in this letter shall be governed and construed in accordance with the laws of the State of Michigan.

Bill, it is a pleasure to be able to extend this offer of employment to you. This offer letter shall remain valid through August 5, 2011. We are looking forward to your joining Cooper Standard Automotive.

Very truly yours,

Cooper-Standard Automotive Inc.

Kimberly Dickens

Vice President Global Human Resources

Enclosures:	Omnibus Incentive Plan
Annual Incentive Plan
Long Term Incentive Plan
Supplemental Executive Retirement Plan
Executive Severance Pay Plan
Non-Competition, Nondisclosure & Patent Assignment Agreement

39550 Orchard Hill Place • Novi, Michigan 48375 • Phone: (248) 596-6019 • Fax: (248) 596-6535